EXHIBIT 99.1

TXI Expands Presence in Central Texas

DALLAS, Aug. 1, 2011 (GLOBE NEWSWIRE) -- Texas Industries (NYSE:TXI) today announced the acquisition of ready mix and aggregate operations of CEMEX USA that serve the Austin metropolitan market. The transaction was finalized on July 29. This acquisition expands TXI's operations by three ready mix concrete plants and one aggregate plant.

This investment allows TXI to further supplement the company's growing resources in this region, including the recently-completed acquisition of the Central Texas Ready Mix division and expansion of the Hunter Cement plant, which is currently underway. It also augments TXI's Austin aggregate operations. "This transaction further enhances our vertical integration strategy," stated Jamie Rogers, Vice President and COO for TXI. "We believe the Austin market will experience strong growth over the long-term, and we are excited about expanding our leadership position in this region," Rogers added.

As a part of the transaction, TXI transferred to CEMEX USA existing ready mix operations in the Houston marketplace. TXI continues to operate cement and aggregate terminal operations along with packaged materials facilities in the Houston marketplace.

"While times remain challenging, we will continue to investigate opportunities that enhance the company's long-term strategic position," said Mel Brekhus, President and CEO of TXI.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operating subsidiaries in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest. TXI shares are traded on the New York Stock Exchange under the symbol "TXI."

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements may include the words "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan" or "anticipate" and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

CONTACT: David Perkins
         Corporate Director
         Communications
         And Government Affairs
         972.647.3911